Exhibit 99.1

MarketWatch.com Reports Fourth Quarter and Year 2003 Financial Results
Company's Fourth Quarter Net Income Increased Nearly Three-Fold over Prior Year

SAN FRANCISCO, Calif., January 28, 2004 - MarketWatch.com, Inc. (Nasdaq: MKTW), a leading multi-media publisher of business news and provider of financial information and analytical tools, today announced its fourth quarter and year 2003 financial results, achieving profitability on a quarterly and full-year basis.

The Company's revenues for the fourth quarter 2003 increased 14% to $13.4 million, compared to $11.7 million for the same period a year ago. Net income for the fourth quarter 2003 was $2.5 million, or $0.13 per diluted share, compared to $854,000, or $0.05 per diluted share, for the fourth quarter 2002. The Company reported earnings before interest, taxes, depreciation and amortization (EBITDA) of $3.5 million for the fourth quarter 2003, which was the Company's sixth consecutive quarter of EBITDA.

Net revenues for the year ended December 31, 2003 were $47.2 million, compared to $44.5 million a year ago. Net income for the year 2003 was $2.7 million, or $0.14 per diluted share, comparing favorably to a net loss of ($9.7 million), or ($0.57) per diluted share, reported for the prior year. The Company reported EBITDA of $6.3 million for the year ended December 31, 2003, compared to negative EBITDA of ($5.3 million) for the prior year.

Cash and cash equivalents at December 31, 2003 were $48.1 million, an increase of $4.8 million from year-end 2002.

"We are delighted with our fourth quarter results, which were driven by our revenue growth and reflected the improving business conditions that our customers are experiencing," said Larry Kramer, Chairman and CEO of the Company. "Our net income in the fourth quarter 2003 grew nearly three-fold over our previously best quarter, Q4 2002, and we reported net income on an annual basis for the first time in our company's history. The efficiency of our business model was underscored by our reported net income and our cash balance increase, notwithstanding the payment of $1.9 million relating to our Pinnacor acquisition deal charges."

Revenues

Advertising revenues, which include online and broadcast sales, totaled $7.6 million in the fourth quarter 2003, increasing 40% from the same period last year. The increase in advertising revenues was driven primarily by continuing activity from customers in the technology, financial services and travel sectors, which was furthered by seasonal business from the consumer and luxury goods industries. Sponsored links continued to be a popular product during the year as more customers learn about this highly-targeted method of advertising.

"We believe the strength in our advertising business reflects improvements in our advertising partners' businesses, " said Kramer. "As a case in point, we experienced increased demand from technology advertising during the quarter that was proceeded by reports of strong earnings by the technology sector overall."

Licensing revenues totaled $5.1 million in the fourth quarter 2003, relatively flat as compared to $5.2 million last quarter and a decrease from $6.0 million for the same period last year. Licensing revenues were impacted primarily by the continued consolidation of the Company's customers' operations and by more favorable pricing terms for customers in return for longer-term contracts.

"The close of the Pinnacor acquisition positions us to take full advantage of up-selling opportunities within the newly expanded customer base," said Kramer. "That we've experienced increased advertising activity within the online brokerage firms in particular gives us a good indication that the financial services industry is improving, which could benefit our licensing business."

Subscription revenues in the fourth quarter 2003 of $671,000 more than doubled from the same period a year ago. The number of subscription products the Company offers continued to expand during the past year and now includes a wide variety of products, such as Retirement Weekly and The Hulbert Financial Digest, which appeal to different audiences with different interests.

Kramer added, "The variety of our subscription products enable us to reach and appeal to audiences that we might not otherwise be able to attract. Subscription products promote loyalty to our Web site and we are focused on continuing to develop and offer additional premium products to very specific segments in 2004."

Other Financial Highlights

Gross margin was 64% in the year 2003 compared to 63% for the prior year, with the increase driven by leveraging costs over a higher revenue base. Operating expenses decreased 28% in the year 2003 over the prior year due to the continued focus on cost containment, the benefit of improved pricing in vendor contracts and the reduction in CBS non-cash advertising. As of December 31, 2003, the Company had 206 full-time employees, compared to 211 full-time employees at the end of 2002.

At December 31, 2003, the Company's cash and cash equivalent balance was $48.1 million. The increase in cash of $4.8 million from year-end 2002 was due to cash generated from operations of $6.6 million and the sale of common stock under the Company's stock plans of $1.7 million, offset by cash payments relating to the Pinnacor acquisition of $1.9 million and the purchase of property and equipment of $1.6 million.

Pinnacor Acquisition

On January 16, 2004, the Company announced the close of its acquisition of Pinnacor following stockholder approval obtained on the preceding day. The combined company brings together MarketWatch's unmatched news, tools and charting capabilities with Pinnacor's extensive suite of financial applications and customization capabilities. With the requisite critical mass and scale to offer premium-branded information to individuals and organizations alike, the combined company is positioned to address a comprehensive range of needs in the financial services, business information, media and wireless markets.

Business Highlights for the Fourth Quarter 2003

  The Company successfully increased its cross-media selling efforts by working closely with the news department to sell sponsored content. The Company's efforts are underscored by the development of campaigns for customers like Fidelity that stretch across MarketWatch's Internet and television properties in order to achieve the customer's branding goals.
  The MarketWatch.com Radio Network added three new affiliates in three new markets. This extends the network's availability to the top 75 Direct Marketing Areas.
  In October, the Company launched its third paid subscription product for the year, Retirement Weekly. The newsletter explores all elements of retirement planning including investments, insurance, taxes, health care and estate planning.
  In November, the Company's CBS MarketWatch news organization began a monthly award for `Forecaster of the Month.' The ability to forecast short-term indicators is of special interest to the CBS MarketWatch audience of investors because they have the greatest potential to move the market.
  The Company continued to build out its strategy of offering sponsored links advertising programs during the quarter, signing a contract in December with Kanoodle to provide content-targeted sponsored links on its Web sites, CBS.MarketWatch.com and BigCharts.com.

About MarketWatch.com

MarketWatch.com, Inc. (NASDAQ:MKTW) is a leading multimedia publisher of business news and provider of financial information and analytical tools. Founded in 1997, the Company operates two award-winning Web sites, CBS.MarketWatch.com and BigCharts.com. The Company produces the syndicated CBS MarketWatch Weekend program, airs financial reports over The CBS Television Network and provides updates every 30 minutes on the MarketWatch.com Radio Network. MarketWatch.com also offers subscription products for individual investors, including The Hulbert Financial Digest, Retirement Weekly and The Technical Indicator. With the Pinnacor acquisition, the Company's MarketWatch Information Services group is a leading licensor of market news, data, investment analysis tools and other online applications to financial services firms, media companies, wireless carriers and Internet service providers.

Notice Regarding Forward-Looking Statements

This media release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are based on current expectations and the Company assumes no obligation to update this information. The Company's actual results may differ materially from those anticipated in these forward-looking statements, which include statements relating to the anticipated continued growth in Internet advertising in 2004, the improvement in the financial services industry and the potential positive impact on the Company's licensing business, and the Company's continued focus on developing and offering additional premium subscription-based products to very specific segments in 2004. The Company's statements relating to the Pinnacor acquisition, including statements about the capabilities of the combined company, the acquisition positioning the combined company to take full advantage of up- selling opportunities within the newly expanded customer base, and the combined company being well-positioned to address a comprehensive range of needs in the financial services, business information, media and wireless markets, may also be considered forward-looking statements. Factors that might contribute to such differences include, among others, the Company's ability to develop on a timely basis, as well as consumer acceptance of, the Company's new products and solutions for advertising, licensing and subscription customers; the Company's ability to attract new advertising customers; the level of Internet advertising in general and the amount of advertising on the Company's Web sites and other media outlets in particular; the ability of the Company and Pinnacor to successfully integrate their respective operations and employees; and the ability to realize anticipated synergies and cost savings from the combination. For more information about these and other potential factors that could affect the Company's business and financial results, see the discussion of "Factors That May Affect Our Operating Results" in the Company's 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended September 30, 2003; the discussion of "Risk Factors" in the Registration Statement on Form S-4 filed by MarketWatch.com, Inc. (formerly known as NMP, Inc.), as well as other recent reports the Company and MarketWatch.com, Inc. filed with the Securities and Exchange Commission (the "SEC"), which are available on the SEC's Web site at www.sec.gov.

###

Contacts:

Joan Platt, CFO, MarketWatch.com, Inc., 415-733-0500

Anna Yen, IR Director, MarketWatch.com, Inc., 415-616-7214, ayen@marketwatch.com

Web cast at http://ir.marketwatch.com/ or teleconference replay at (800) 475-6701 or (320) 365-3844 (access code 715941)

MarketWatch.com, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands)

                                                          Three months ended         Year Ended
                                                              December 31,           December 31,
                                                       ----------------------  ------------------------
                                                          2003        2002        2003         2002
                                                       ----------  ----------  -----------  -----------

Net revenues(1) :
   Advertising....................................... $    7,603  $    5,424  $    24,084  $    18,970
   Licensing.........................................      5,105       5,964       21,281       24,631
   Other.............................................        671         326        1,808          923
                                                       ----------  ----------  -----------  -----------
      Total net revenues.............................     13,379      11,714       47,173       44,524

Cost of net revenues.................................      3,915       3,945       16,943       16,339
                                                       ----------  ----------  -----------  -----------
Gross profit.........................................      9,464       7,769       30,230       28,185
                                                       ----------  ----------  -----------  -----------
Operating expenses:
   Product development...............................      1,546       1,760        6,586        6,954
   General and administrative........................      2,886       2,731       11,431       11,315
   Sales and marketing...............................      2,471       2,301        9,854       10,436
   CBS in-kind advertising...........................         --         288           56        9,843
                                                       ----------  ----------  -----------  -----------
      Total operating expenses.......................      6,903       7,080       27,927       38,548
                                                       ----------  ----------  -----------  -----------
Income (loss) from operations........................      2,561         689        2,303      (10,363)
Interest income......................................        118         165          502          710
Income taxes.........................................       (150)         --         (150)          --
                                                       ----------  ----------  -----------  -----------
Net Income (loss).................................... $    2,529  $      854  $     2,655  $    (9,653)
                                                       ==========  ==========  ===========  ===========
Net income (loss) per share:
 Basic............................................... $     0.14  $     0.05  $      0.15  $     (0.57)
                                                       ==========  ==========  ===========  ===========
 Diluted............................................. $     0.13  $     0.05  $      0.14  $     (0.57)
                                                       ==========  ==========  ===========  ===========
Weighted average shares outstanding used to compute:
 Basic...............................................     17,469      17,060       17,317       16,959
                                                       ==========  ==========  ===========  ===========
 Diluted.............................................     18,844      17,488       18,594       16,959
                                                       ==========  ==========  ===========  ===========

Supplemental financial data (2):
   Net income (loss) ................................ $    2,529  $      854  $     2,655  $    (9,653)
   Depreciation and amortization.....................        872       1,142        3,755        4,771
   Interest income...................................       (118)       (165)        (502)        (710)
   Tax expense.......................................        249          72          435          289
                                                       ----------  ----------  -----------  -----------
EBITDA............................................... $    3,532  $    1,903  $     6,343  $    (5,303)
                                                       ==========  ==========  ===========  ===========

(1) The Company reclassified prior period revenues to be comparable to current year's presentation.

(2) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The Company has presented EBITDA because it is a common alternative measure of performance and management believes that EBITDA is an appropriate measure of evaluating the operating and liquidity performance of the Company.

MarketWatch.com, Inc.
Condensed Balance Sheets
(in thousands)

                                                               December 31,
                                                            2003         2002
                                                         -----------  -----------

                        Assets
Current assets:
   Cash and cash equivalents........................... $    48,079  $    43,328
   Accounts receivable, net............................       7,022        5,364
   Prepaid expenses....................................       3,183          696
                                                         -----------  -----------
         Total current assets..........................      58,284       49,388

Property and equipment, net............................       4,387        6,680
Goodwill, net..........................................      22,429       22,429
Other assets...........................................         128          148
                                                         -----------  -----------
         Total assets.................................. $    85,228  $    78,645
                                                         ===========  ===========
         Liabilities and Stockholders' Equity

Current liabilities:
   Accounts payable and accrued expenses............... $     8,686  $     7,431
   Deferred revenue....................................       1,377          917
                                                         -----------  -----------
         Total current liabilities.....................      10,063        8,348
                                                         -----------  -----------
Stockholders' equity:
   Preferred stock.....................................          --           --
   Common stock........................................         180          171
   Additional paid-in capital..........................     323,141      320,993
   Contribution receivable.............................          --          (56)
   Accumulated deficit.................................    (248,156)    (250,811)
                                                         -----------  -----------
         Total stockholders' equity....................      75,165       70,297
                                                         -----------  -----------
         Total liabilities and stockholders' equity.... $    85,228  $    78,645
                                                         ===========  ===========